SCHEDULE 14A
                         (Rule 14a-101)

           INFORMATION REQUIRED IN PROXY STATEMENT

                  SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities
       Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant [x]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement       Confidential, for Use
of the                                        Commission
Only (as permitted
                                      by Rule 14a-6(e) (2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14a-12

               Creative Technologies Corp.
               (Name of Registrant as Specified in Its
Charter)


     (Name of Person(s) Filing Proxy Statement, if other
than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
6(i)(1), or 14a-6(i)(2) or Item 22(a)(2)       of Schedule
14A.
     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   Fee computed on table below per Exchange Act Rule 14a-
6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

CREATIVE TECHNOLOGIES CORP.
170 53rd Street
Brooklyn, New York 11232

--------------------------------

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS to be held on January 26, 1996

--------------------------------

     The Special Meeting of Shareholders (the `Special
Meeting') of Creative Technologies Corp., a New York corporation (the `Company'), will be held on January 26, 1996 at 10 a.m., at the office of the Company, 170 53rd
Street, Brooklyn, New York 11232, for the following purposes:

     1. To ratify and approve the issuance by the Company of up to 4,000,000 shares of the Company's Common Stock to investors in a proposed private placement which will result in the issuance of more than 20% of the Company's currently outstanding Common Stock at a price less than the greater of the book or market value of the stock.

     2. To consider and act upon such other matters as may properly come before this Special Meeting.

     All shareholders are cordially invited to attend. Only shareholders of record at the close of business on December
12, 1995 will be entitled to vote at the Special Meeting or any adjournment thereof.

                                   By Order of the Board of
Directors,



                                   David Selengut
                                   Secretary



December 29, 1995


CREATIVE TECHNOLOGIES CORP.
170 53rd Street
Brooklyn, New York  11232

------------------------

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS to be held on January 26, 1996

------------------------

INTRODUCTION

General

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Creative Technologies Corp., a New York corporation (the `Company'), of proxies for use at the special meeting of shareholders (`Special Meeting') of the Company to be held at the offices of the Company, 170 53rd Street, Brooklyn, New York 11232, on Friday, January 26, 1996 at 10 a.m., local time, and at any adjournment thereof. This Proxy Statement was first mailed to shareholders of the Company on or about January 5, 1996.

     At the Special Meeting, the Company's shareholders will
(i) vote to ratify and approve the proposal for the Company to raise up to $4,000,000 through the issuance of shares of the Company's Common Stock to investors in a proposed private placement (the `Investment Transaction') which will result in the potential issuance of more than 20% of the Company's currently outstanding Common Stock for less than the greater of book or market value of the stock. The shareholders may also conduct such other further business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors believes that the approval of the Investment Transaction is necessary to enable to Company to have sufficient working capital for its operations and to allow it to obtain a line of credit on terms acceptable to the Company.

Record Date; Proxies

     The Board of Directors of the Company has fixed the close of business on December 12, 1995 as the record date
(the `Record Date') for determining holders of Common Stock entitled to notice of and to vote at the Special Meeting.
Only holders of record of the Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or at any adjournment thereof. At such date, there were issued and outstanding 5,735,850 shares of Common Stock, each of which is entitled to one vote on each matter presented at the Special Meeting.

     Each shareholder of the Company is requested to
complete, sign, date and return the enclosed proxy without
delay in order to ensure that the shares owned by such
shareholder are voted at the Special Meeting.  Any
shareholder may revoke a proxy at any time before it is
voted by: (i) delivering a written notice to the Secretary
of the Company, at the address of the Company set forth
above, stating that the proxy is revoked; (ii) executing a
subsequent proxy and delivering it to the Secretary of the
Company; or (iii) attending the Special Meeting and voting
in person.  Each properly executed proxy returned will be
voted as directed.  In addition, if no directions are given
or indicated, the persons named in the accompanying proxy
intend to vote proxies in favor of the proposal to ratify
and approve the proposed private placement.

Required Vote

     The holders of a majority of the outstanding shares of Common Stock on the Record Date are necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Common stock present at the Special Meeting and voting is required to ratify and approve the Investment Transaction. Accordingly, votes 'withheld' will not count against the ratification of the Investment Transaction. Brokers do not have discretionary authority to vote on the proposal to approve the Investment Transaction.

Other Action at Special Meeting

     The Company does not know of any other matters to be presented at the Special Meeting. If any additional matters should be properly presented, proxies will be voted in accordance with the judgment of the proxy holders.

Cost of solicitation

     The Company will bear the cost of soliciting proxies. Directors, officers and employees of the Company may solicit proxies personally or by telephone, telegram or mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of the Common Stock held of record by such persons and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

APPROVAL OF INVESTMENT TRANSACTION

     The Board of Directors of the Company proposed the issuance by the Company of up to 4,000,000 shares of Common
Stock in a private placement at $1.00 per share.   1,000,000
shares shall be offered on a "best efforts all-or-none" basis and the remaining 3,000,000 shares shall be offered on a "best efforts" basis. The investment Transaction will be offered to a limited number of accredited investors (`Investors') pursuant to the exemption from registration afforded by Regulation D under the Securities act of 1933, as amended (the 'Securities Act'). The Board of Directors shall have the authority to decrease the offering price per share if it shall determine that the lower offering price is necessary to consummate the Investment Transaction.

     The Board of Directors has unanimously approved the Investment Transaction. The Investment Transaction is subject to the approval of the shareholders of the Company in order to comply with certain rules of the Nasdaq Stock Market. Section 6(i)(1)(d)(ii) of Schedule D of the Nasdaq rules requires that, prior to issuing shares of a listed class such as the Common Stock of the Company, of 20% or more of the then outstanding Common Stock in a private placement for less than the greater of book or market value of the stock, the Company must obtain approval of the proposed issuance by a majority of the votes cast at the Special Meeting. The consummation of the Investment Transaction would result in the issuance of more than 20% of the outstanding Common Stock of the Company and therefore, approval by the shareholders of the Company of the Investment Transaction is requested at the Special Meeting.

Background of Investment Transaction

     Due primarily to a decrease in sales for the nine months ended September 30, 1995, attributable to the retail softness in demand and the reduction in the unit selling price of the Company's pasta machines caused by the large supply of competitive machines available on the market and also to an inability to meet demand for sales of the Grill Express because of a shortage of merchandise caused by production delays by one of the Company's major suppliers, who has since been replaced, the Company suffered a net loss of $2,414,000 for the nine months ended September 30, 1995 compared to a gain of $2,208,000 in the same period in 1994.

     On April 19, 1995, the Company obtained a one year credit facility from Shawmut Capital Corporation ("Shawmut") in the total amount of up to $15,000,000, consisting of a term loan of $1,000,000 and revolving credit facility of up to $15,000,000 less the outstanding amount of the term loan. The revolving credit facility is limited to advance rates against available Eligible Accounts and Eligible Inventory (as defined in the agreement). The Company pays interest on the Term Loan and on the outstanding revolving credit loans at the rate of 1.25% over the prime rate of the Shawmut Bank Connecticut, N.A. The loan agreement with Shawmut requires the Company to maintain certain levels of profitability, working capital, tangible net worth, net cash flow and interest coverage ratio and places certain other restrictions on the Company. At September 30, 1995, the Company was in default of certain of these covenants.

     The Company and Shawmut entered into a Post Default Agreement, effective November 1, 1995, in which Shawmut agreed to continue to extend financing to the Company and to forebear from accelerating the loans until December 31, 1995, to limit loans available under the credit facility to $5,500,000 and to slightly reduce the advance rates against Eligible Accounts. In addition, the Company was required to provide Shawmut with evidence that it has received a minimum of $500,000 in cash or immediately available funds in the form of an equity contribution on or prior to November 15, 1995 and an additional $500,000 on or prior to November 30, 1995. The Company is presently in discussions with various lending institutions seeking replacement financing. If the Company is unable to restructure the terms of the credit facility with Shawmut or obtain replacement financing from another bank or privately raise the funds, the Company may be unable to meet its payment obligations.

     During September 1995, the Company consummated a private placement pursuant to which the Company raised $830,000 through the sale of Common Stock of the Company for $1.00 per share. Sales in the private placement were made by officers of the Company and no commissions were paid for the sale of such stock. In determining the offering price for this offering, the Company had discussions with certain funds, brokerage firms and potential investors.
Furthermore, the Company took into consideration the immediate need for the financing, the Company's projected loss for the third quarter and the fact that the shares to be offered would not be registered. Of the 830,000 shares sold in the offering, a total of 100,000 shares were purchased by two independent sons of a director of the Company. The remainder of the shares were purchased by non-affiliates.

     The Board of Directors of the Company has determined that it would be in the best interest of the Company to raise up to an additional $4,000,000 in a private placement in order to reduce dependence on bank financing, which may not be available, and if available, is expensive and requires the Company to adhere to strict restrictions. Furthermore, the Company believes that an infusion of equity capital would allow the Company more flexibility in negotiating credit facilities with banks and furthermore, the Company may be able to obtain better terms and attract interest from more banking institutions. No guarantee can be given, however, that the Company will be able to replace its current credit facility with Shawmut with another banking institution, or at all, or that Shawmut will continue to forebear on accelerating the loan after December 31, 1995. The proceeds of the proposed offering will be used for working capital purposes and to repay indebtedness, if necessary. The Company also believes that it may be able to reduce the costs of obtaining and importing inventory if it has the additional working capital.

     Terms of Proposed Offering:

          The Board of Directors have approved, subject to shareholder approval, the offering of 1,000,000 shares of Common Stock on a "best efforts, all-or-none basis" and the remaining 3,000,000 shares of Common Stock on a "best efforts basis" The purchase price will be $1.00 per share. After the minimum number of shares is sold (1,000,000), an interim closing may be held and the offering will continue until the earlier of the sale of all of the shares offered in the proposed private placement or May 24, 1996, unless extended by the Company for an additional 60 days (the "Offering Period"). It is anticipated that the offering will be made only to accredited investors. Affiliates of the Company will be permitted to participate in purchasing shares in the offering. The Board of Directors shall have the authority to decrease the offering price per share and increase the amount of shares offered if it shall determine that the lower offering price is necessary to consummate the Investment Transaction. The Board of Directors will take into consideration, among other factors, the price of the Common Stock as quoted on NASDAQ at the commencement of the offering, the average daily volume for the Common Stock, the ability to obtain investors and other sources of funding, the financial condition of the Company and when the funds will be needed. Approving this proposal would autherize the Company to offer the shares of Common Stock at a significant discount to market. In the event that the shares are sold at a price below $1.00 per share, the current shareholders would incur dilution in the value of their shares. Shareholders should therefore consider the potential dilution before approving this proposal. In the event that this proposal is not approved by the shareholders, the Company would be required to obtain financing from other sources. The Company does not currently have any alternative plans.

 Description of Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders and are entitled to receive such dividends, if any, as may be declared, from time-to-time, by the Board of Directors from funds legally available therefore, subject to the dividend preferences of the Preferred Stock, if any. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common
Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. The shares of Common Stock to be outstanding upon the completion of the proposed offering will be fully paid and non-assessable.

     Pro Forma Balance Sheet upon Occurrence of the
Investment Transaction

     The following is a brief summary of the pro forma effects on the Company's balance sheet at September 30, 1995 (unaudited) of the Investment Transaction, assuming the sale of a minimum of 1,000,000 shares and a maximum of 4,000,000 shares at $1.00 per share. If the Company is unable to sell a minimum of 1,000,000 shares before the termination of the Offering Period, the Company will refund to all investors all amounts invested in the proposed offering.

     Pro Forma Effect of Investment Transaction as at
September 30, 1995
(in Thousands)

                         Actual    Pro Forma      Pro Forma
                         --------  ------------------  -----
-------------

(Minimum Offering)       (Maximum  Offering)
Assets
   Total Current Assets  $10,841   $11,841   $14,841
   Total Assets          13,594    14,594    17,594
Liabilities
   Total Current Liabilities       9,303     9,303     9,303
   Total Debt            9,303     9,303     9,303
   Stockholders' Equity  4,291     5,291     8,291

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

          The Company's Common Stock is traded in the over-the-counter market on the National Market System of the National Association of Securities Dealers Automatic Quotation System ("NASDAQ"). The following table sets forth the range of high and low bid prices of the Company's Common Stock as quoted by NASDAQ. These quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.
              Fiscal Year Ended   Fiscal Year Ended   Fiscal

Year Ended                                    December 31,

1993   December 31, 1994   December 31, 1995

            High Bid  Low Bid    High Bid  Low Bid   High

Bid  Low  Bid

COMMON STOCK (CRTV)

First Quarter 71/8     4 3/8       7 1/4   5 1/2          5

3

Second Quarter6 15/16  4 1/4       5 7/8   3 3/4      4 5/8

2 1/4

Third Quarter6 5/8     3 3/4       6 5/8   4         3 3/16

2 1/2

Fourth Quarter7 1/8    5 3/4       6 1/2   4 1/2


The closing bid price of the Common Stock on December 15, 1995 was 1 3/8.

          At December 15, 1995, there were in excess of 1,000 Shareholders. Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefore. The Company has not paid any cash dividends on its Common Stock and, for the immediate future, intends to retain earnings, if any, to finance its business.

                                   By Order of the Board of
Directors,


                                   David Selengut
                                   Secretary


Dated: December 29, 1995




          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


          A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits) by any such person solicited hereunder by writing to: Henry Lam, Creative Technologies Corp., 170 53rd Street, Brooklyn, New York 11232.
Appendix 2

[FORM 10-QSB FOR SEPTEMBER 30, 1995 QUARTER TO BE SUPPLIED
WITH DEFINITIVE FILING]


PROXY

This Proxy is Solicited

on behalf of the Board of Directors

CREATIVE TECHNOLOGIES CORP.
170 53RD STREET
BROOKLYN, NEW YORK 11232

The Undersigned hereby appoints David Selengut and Henry Lam as Proxies, each with the power to appoint his or her substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Creative Technologies Corp. held of record by the undersigned on December 12, 1995 at the Special meeting of Shareholders to be held on January 26, 1996 or any adjournment thereof.

     1. Proposal to ratify and approve the issuance by the Company of up to 4,000,000 shares of Common Stock of the Company in a proposed private placement which will result in the issuance of more than 20% of the Company's Common Stock for less than the market value of the stock.

FOR _____                AGAINST _____       ABSTAIN _____

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal
1.

          Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.


Signature



Signature if held jointly

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.